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                                                                    EXHIBIT 9(B)

                      EXTENSION OF VOTING TRUST AGREEMENT

     The Registrant was informed in February 1996 that the Voting Trust Agreement dated as of December 31, 1985 among Carl C. Greer and others, as amended by Amendment dated as of September 10, 1986, was, pursuant to its terms, extended for an additional ten (10) years, until December 31, 2005.